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                July 28, 2022

       Moishe Gubin
       Chief Executive Officer
       Strawberry Fields REIT, Inc.
       6101 Nimtz Parkway
       South Bend, IN 46628

                                                        Re: Strawberry Fields
REIT, Inc.
                                                            Registration
Statement on Form 10
                                                            Filed May 31, 2022
                                                            File No. 000-56451

       Dear Mr. Gubin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                Sincerely,


                Division of Corporation Finance

                Office of Real Estate & Construction
       cc:                                              Alfred G. Smith, Esq.